Exhibit 99.1

Deerfield Healthcare Technology Acquisitions Corp. Announces the Separate Trading of its Class

A Common Stock and Warrants, Commencing on or about September 14, 2020

NEW YORK, September 11, 2020 – Deerfield Healthcare Technology Acquisitions Corp. (the “Company”) announced today that holders of the units sold in the Company’s initial public offering of 14,375,000 units completed on July 21, 2020 (the “offering”) may elect to separately trade the shares of Class A common stock and warrants included in the units commencing on or about September 14, 2020. Any units not separated will continue to trade on The Nasdaq Capital Market (“Nasdaq”) under the symbol “DFHTU,” and each of the shares of Class A common stock and warrants will separately trade on Nasdaq under the symbols “DFHT” and “DFHTW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A common stock and warrants.

About Deerfield Healthcare Technology Acquisitions Corp.

Deerfield Healthcare Technology Acquisitions Corp. is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company’s sponsor is an affiliate of Deerfield Management Company, L.P., an investment firm focused exclusively on the healthcare industry, and Richard Barasch, a veteran healthcare public company executive and investor. The Company’s strategy will be to identify, acquire and, after its initial business combination, build, a healthcare or healthcare related business. The Company intends to focus its investment effort broadly across the entire healthcare industry, which encompasses services, therapeutics, devices, diagnostics and animal health. The Company plans to particularly focus its search for business combination targets in the life sciences, medical technology, digital health and technology-enabled services sectors.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on July 16, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from Deutsche Bank Securities, 60 Wall Street, New York, NY 10005, Attn: Prospectus Group, telephone: 800-503-4611, or by emailing prospectus.CPDG@db.com; and UBS Securities LLC, Attention: Prospectus Department, 1285 Avenue of the Americas, New York, NY 10019, telephone: (888) 827-7275 or email: ol-prospectusrequest@ubs.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering and search for an initial business combination. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

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Contacts

Chris Wolfe

(212) 551-1600

chris.wolfe@dfhealthcaretech.com